Exhibit 99.3

Porter Bancorp, Inc.

Proforma Financial Information Reconciliation

(dollars in thousands except for share and per share data)

	2006 Quarters			2006 YTD Annualized
	First	Second	Third
Net Income
Actual	$3,403	$3,430	$3,809	$14,189
Adjustments
Opportunity Cost of Net Offering Proceeds at 6.0%(1)	400	400	360 (2)
Tax Effect at 32.0%	(128)	(128)	(115)

Net Income Adjustment	272	272	245

Net Income Adjusted for the Offering	$3,675	$3,702	$4,054	$15,240
Average Equity
Actual	$73,541	$75,830	$78,410	$75,927
Adjustments
New Equity from Offering	26,634	26,634	23,971 (3)

Average Equity Adjusted for the Offering	$100,175	$102,464	$102,381	$101,673
Return on Average Equity	18.8%	18.1%	19.3%	18.7%
Return on Average Equity Adjusted for the Offering	14.7%	14.5%	15.8%	15.0%
Average Assets
Actual	$987,381	$979,566	$988,265	$985,071
Adjustments
New Assets from Offering	26,634	26,634	23,971 (3)

Average Assets Adjusted for the Offering	$1,014,015	$1,006,200	$1,012,236	$1,010,817
Return on Average Assets	1.40%	1.40%	1.53%	1.44%
Return on Average Assets Adjusted for the Offering	1.45%	1.47%	1.60%	1.51%
Average Fully-Diluted Shares Outstanding
Actual	6,332,447	6,352,000	6,454,730	6,379,726
Average Fully-Diluted Shares Adjusted for the Offering(4)	7,620,497	7,620,497	7,620,497	7,620,497
Earnings per Share	$0.54	$0.54	$0.59	$2.22
Earnings per Share Adjusted for the Offering	$0.48	$0.49	$0.53	$2.00

(1)	Net offering proceeds from the IPO were $26,634
(2)	As the IPO closed on 9/22/06, actual third quarter net income includes 9 days of income from offering proceeds
(3)	As the IPO closed on 9/22/06, actual third quarter averages include 9 days of assets and equity from the offering
(4)	There were 7,620,497 total shares oustanding at 9/30/06; all options are currently out-of-the money and therefore do not impact the fully-diluted share count